Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 3rd day of October, 2014, by and between Banner Corporation (the “Company”) and its wholly-owned subsidiary, Banner Bank (“Bank”) (for purposes of convenience, both are sometimes referred to as “Employer”), and Johan Mehlum (for purposes of convenience, Mehlum shall hereafter be referred to as “Employee”).  Employer and Employee have agreed to the following terms and conditions of employment:

1.  Background.  The Company has negotiated the purchase of Siuslaw Financial Group, Inc., an Oregon corporation which owns and operates Siuslaw Bank, in a proposed merger transaction. Employee serves as the Chairman of the Board and Chief Executive Officer of Siuslaw Financial Group.  Nothing in this Agreement shall modify or amend the terms and conditions of the Agreement and Plan of Merger by and between Banner Corporation and Siuslaw Financial Group, Inc. dated August 7, 2014.

2.  Term.  The term of this Agreement shall be for a period of two (2) years commencing on the first work day following the closing of the transaction, subject to earlier termination as provided in this Agreement.  Upon expiration of the term, this Agreement and Employee’s employment shall automatically terminate.

3.  Employment.  The Employee shall be employed as “Regional Executive” reporting to the Employer’s President & Chief Executive Officer (hereafter “President/CEO”).  Employee shall be provided with an office in Eugene, Oregon and his primary role will be to provide consultation and transition planning and services to ensure successful integration of the transaction, retention and growth of the client base, community relations, and to serve as a Banner Bank Ambassador on such projects and activities as may be assigned by Employer’s President/CEO.  As such, the Employee shall render all services and possess the powers as are customarily performed by persons situated in similar capacities, and shall have such other powers and duties as prescribed from time to time.  The Employee shall devote his best efforts and reasonable time and attention to the Employer’s business and affairs to the extent necessary to discharge the Employee’s responsibilities hereunder.

4.  Cash Compensation, Benefits and Expenses.

(a)           Salary.  The Bank shall pay the Employee during each year of the two-year term of this Agreement, a salary in the annualized amount of $180,000 ($15,000/month).  Employee’s salary shall be paid in accordance with the Bank's routine payroll practices and shall be subject to customary tax and other applicable withholdings.

(b)           Benefits.  The Employee shall be entitled to participate, to the same extent as Employer’s management employees in benefit plans relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, and travel and accident insurance.  The Employer shall also pay the reasonable monthly dues for Employee‘s membership in one country club or similar organization.

(c)           Expenses.  The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred in performing services under this Agreement in accordance with the policies and procedures applicable to management employees generally.

5. Vacations; Leave.  At such reasonable times as the President/CEO shall in his discretion approve, the Employee shall be entitled, without loss of pay, to a voluntary absence from the performance of services under this Agreement, all such voluntary absences are to be treated as vacation time; provided that the Employee shall not be entitled to receive any additional compensation on account of the Employee's failure to take a vacation, nor shall the Employee be entitled to accumulate unused vacation from one fiscal year to the next or receive any payment for vacation upon any separation from employment.

(a)           The Employee may take vacation at his discretion given business priorities and is not required to account for vacation time.

(b)           The Employee shall be entitled to 12 days of annual sick leave, accrued at 8 hours per month.  Upon termination of the Employee’s employment, the Employee shall not be entitled to receive any additional compensation for unused sick leave.

6.   Termination of Employment.

(a)           Involuntary Termination.  Subject to the notice provisions in Section 8, the Employer may terminate the Employee's employment at any time, but except in the case of Termination for Cause, termination of employment shall not prejudice the Employee's right to compensation or other benefits under this Agreement.

(b)           Termination for Cause.  In the event of Termination for Cause, the Employee shall only receive the salary and benefits established in this Agreement through the date of termination, and the Employer shall have no further obligation to the Employee under this Agreement.  “Cause” shall mean termination for the reasons established in this Agreement, for any breach of fiduciary duty, any form of dishonesty connected with employment, for any reasons which may adversely impact Employer’s reputation in areas which it serves, and any material breach of any provision of this Agreement.

(c)           Voluntary Termination. The Employee's employment may be voluntarily terminated by the Employee at any time upon at least 60 days' written notice to the President/CEO or such shorter period as may be mutually agreed upon between the Employee and the President/CEO.  In the event of such voluntary termination, the Employer shall be obligated to continue to pay to the Employee the salary and provide benefits under this Agreement only through the effective date of termination, at the time such payments are due, and shall have no further obligation to the Employee under this Agreement.

(d)           Death.  In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Employer shall pay to the Employee's estate, or such person as the Employee may have previously designated in writing, the salary which was not previously paid to the Employee and which the Employee would have earned if the Employee had continued to be employed under this Agreement through the last day of the calendar month in which the death occurred, together with the benefits provided hereunder through such date.

(e)           Disability.  If the Employee shall become disabled or incapacitated to the extent that he is unable to perform the duties of the position set forth in Section 3 of this Agreement, the Employee shall receive short-term disability benefits equal to 100 percent of his monthly compensation beginning on the 15th day of disability and continuing until the 180th day of disability and long-term disability benefits equal to 66 2/3 percent of monthly salary beginning on the 181st day of disability and continuing until the Employee attains age 65.  Such short-and long-term disability benefits shall be reduced by the amount of any benefits payable to the Employee under any disability program.  In addition, during any period of disability, the Employee and his dependents shall, to the greatest extent possible, continue to be covered under all employee benefits plans as if the Employee were actively employed. Upon returning to full-time employment, the Employee’s full salary as set forth in this Agreement shall be reinstated. In the event that the Employee returns to active employment on other than a full-time basis, then his salary shall be reduced in proportion to the time spent in said employment. Subject to the provisions of this Section 6(e), if the Employee is disabled for a continuous period exceeding six (6) calendar months, the Employer may, at its election, terminate the Agreement.

7.  Payment Restrictions, Conditions, Limitations and Reductions.

(a)           Reductions of Benefits To Avoid Violation of Section 280G.   Notwithstanding any other provision of this Agreement, if payments and the value of benefits received or to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee, would cause any amount to be nondeductible for federal income tax purposes pursuant to or by reason of Code Section 280G, then payments and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to be received by the Employee without causing any amount to become nondeductible pursuant to or by reason of Code Section 280G.  The Employee shall determine the allocation of such reduction among payments and benefits to the Employee.

(b)           Section 409A.  Amounts payable under this Agreement shall be subject to any applicable provisions related to Section 409A.

(c)           Temporary Suspension or Prohibition. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(3) and (g)(1), or pursuant to Section 30.12.040 of the Revised Code of Washington (“R.C.W.”),  the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Employer may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended, all in a manner that does not violate Section 409A.

(d)           Permanent Suspension or Prohibition.  If the Employee is removed and/or permanently prohibited from participating in the conduct of the Employer's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), or pursuant to any applicable Oregon or Washington statute or regulation, all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(e)           Default of the Bank.  If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(f)           Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Employer: (i) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) of the FDIA; or (ii) by the FDIC or the Federal Reserve, at the time either agency approves a supervisory merger to resolve problems related to operation of the Bank or the Employer, respectively.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

(g)           Undercapitalization. No payment shall be made under Section 6(a) that would cause the Bank to be “undercapitalized” for purposes of 12 C.F.R. Part 225 or any successor provision.

(h)           Further Reductions.  Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(i)           Clawback.  All amounts payable to the Employee under this Agreement shall be subject to such clawback (recovery) as may be required to be made pursuant to law, rule, regulation or stock exchange listing requirement or any policy of the Company or the Employer adopted pursuant to any such law, rule, regulation or stock exchange listing requirement.

8.  Notice of Termination.  In the event that the Bank desires to terminate the employment of the Employee during the term of this Agreement, the Bank shall deliver to the Employee a written notice of termination.

9.  Loyalty; Noncompetition; Nonsolicitation; Nondisclosure.

(a)           Loyalty.  The Employee shall devote the Employee’s full time and best efforts to the performance of the Employee’s employment under this Agreement. During the term of this Agreement, the Employee shall not, at any time or place, either directly or indirectly, engage in any business or activity in competition with the business affairs or interests of the Company, the Bank, or any of the Consolidated Subsidiaries, or be a director, officer or executive of or consultant to any bank, savings bank, savings and loan association, credit union or similar financial institution or holding company of any such entity.  “Directly or indirectly engaging in any business or activity in competition with the business affairs or interests of the Company, the Bank or any of the Consolidated Subsidiaries” shall include (but not be limited to) engaging in business as owner, partner, agent or employee of any person, firm or corporation engaged in such business individually or as beneficiary by interest in any partnership, corporation or other business entity or in being interested directly or indirectly in any such business conducted by any person, firm or corporation. The preceding sentence shall not apply with respect to the mere ownership by the Employee of less than one percent of a publicly traded entity.

(b)           Noncompetition.  Upon termination of this Agreement for any reason other than the reasons set forth in Section 6(a) of this Agreement, for a period of two (2) years from the Employee's date of termination, the Employee shall not be a director, officer or employee of or consultant to any bank, savings bank, savings and loan association, credit union or similar financial institution or holding company of any such entity in any county in which the Bank or any of the Consolidated Subsidiaries operates a full service branch office or lending center on the date of termination of this Agreement.

(c)           Exceptions.  Nothing in Sections 9(a) and 9(b) shall limit the right of the Employee to invest in the capital stock or other securities of any business dissimilar from that of Company or the Bank, or solely as a passive investor in any business.

(d)           Confidential Information.  In the course of employment, the Employee may have access to confidential information and trade secrets relating to the business of the Company, the Bank or any of the Consolidated Subsidiaries. Except as required in the course of employment by the

Company and the Bank, the Employee shall not, without the prior written consent of the President/CEO, directly or indirectly before or after termination of this Agreement, disclose to anyone any confidential information relating to the Bank, the Company or any of the Consolidated Subsidiaries, or any financial information, trade secrets or “know-how” that is germane to the Bank's, the Company's or any of the Consolidated Subsidiaries' business and operations. The Employee also recognizes and acknowledges that any financial information concerning any of the customers of the Bank, the Company or any of the Consolidated Subsidiaries, as may exist from time to time, is strictly confidential and is a valuable, special and unique asset of their businesses.  The Employee shall not, either before or after termination of this Agreement, disclose to anyone this financial information, or any part thereof, for any reason or purposes whatsoever.

(e)           Non-Solicitation. Employee agrees that during the period of Employee's employment and for a further period of two (2) years from the Employee's date of termination, Employee will not, without the prior written consent of the President/CEO, directly or indirectly solicit, influence, or assist anyone in the solicitation or influencing of (i) any customer or depositor of the Bank or any of the Consolidated Subsidiaries for the purpose of causing, encouraging, or attempting to cause or encourage such customer to divert its current, ongoing, or future business from the Bank or any of the Consolidated Subsidiaries to another financial institution or (ii) any other employee of the Bank or any of the Consolidated Subsidiaries for the purpose of causing, encouraging, or attempting to cause or encourage such other employee to leave the employment of the Company, the Bank or any of the Consolidated Subsidiaries.

(f)           Remedial Actions.

(1)           Cessation of Remaining Payments and Compensation; Right to Recover Previous Payments.  In the event any of the Restrictive Covenants are violated, any remaining payments or compensation, of any nature, due to the Employee under this Agreement shall immediately cease, and the Bank shall have the right to recover, at any time and in its sole discretion, all or any portion of the payments and other compensation (of whatever nature) paid to the Employee (or the equivalent value thereof, in the case of insurance or other non-monetary payments) after such violation occurred.  “Restrictive Covenants” shall mean violations of subsections (a), and (b), and (d), and (e) of this Section 9.

(2)           Injunctive Relief.  The Employee acknowledges that it is impossible to measure in money the damages that will accrue to the Employer and the Bank if the Employee fails to observe and comply with the Restrictive Covenants; therefore, the Restrictive Covenants may be enforced by an action at law for damages and by an injunction or other equitable remedies to prohibit the restricted activity.  The Employee hereby waives the claim or defense that an adequate remedy at law is available to the Company or Bank.  Nothing set forth herein shall prohibit either the Company or Bank from pursuing all remedies available to it.

(g)           Reasonableness.  The parties agree that this Agreement in its entirety, and in particular the Restrictive Covenants, are reasonable as to time, scope and remedial action.  The parties additionally agree (1) that the Restrictive Covenants are necessary for the protection of the Bank's business and goodwill; (2) that the Restrictive Covenants are not any greater than are reasonably necessary to secure the Bank's business and goodwill; and (3) that the degree of injury to the public due to the loss of the service and skill of the Employee or the restrictions placed upon the Employee’s opportunity to make a living with the Employee’s skills upon enforcement of said restraints, does not and will not warrant non-enforcement of said restraints. The parties agree that if the scope of the Restrictive Covenants is adjudged too broad to be capable of enforcement, then the parties authorize said court or arbitrator to narrow the Restrictive

Covenants so as to make them capable of enforcement, given all relevant circumstances, and to enforce the same.

(h)           Survival. This Section 9 shall survive the termination of this Agreement and employment.

10.  No Assignments.

(a)           This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other parties.

(b)           This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11.  Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the President/CEO or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Bank.

12.  Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.  Notwithstanding the preceding sentence, the Company and Bank may unilaterally amend the Agreement as necessary to comply with applicable laws (including but not limited to Section 409A), in which case the Employer shall notify the Employee of the amendment and its substance.

13.  Headings.  The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

14.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15.  Governing Law.  This Agreement shall be governed by the laws of the State of Oregon.

16.  Knowing and Voluntary Agreement..  Employee represents and agrees that the Employee has read this Agreement, understands its terms, and that the Employee has the right to consult counsel of choice and has either done so or knowingly waives the right to do so. Employee also represents that the Employee has had ample time to read and understand the Agreement before executing it and that the Employee enters into this Agreement without duress or coercion from any source.

17.  Compliance with Section 409A.  The Bank and the Employee agree that, notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A or shall comply with the requirements thereof: all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Section 409A and applicable State tax law. The Employee hereby agrees to bear the entire risk of any such adverse Federal and State tax consequences and penalty taxes in the event any payment pursuant to this

Agreement is deemed to be subject to Section 409A, that no representations have been made to the Employee relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable State income tax laws, and that in no event shall the Bank, the Company or any of the Consolidated Subsidiaries be liable to the Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Employee pursuant to Section 409A.

18.  Expenses to Enforce Agreement.  In the event any dispute shall arise between the Employee and the Bank as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by the Employee in defending against any action taken by the Employer the prevailing party shall be reimbursed for all costs and expenses, including reasonable attorney's fees, arising from such dispute, proceedings or actions. Such reimbursement shall be paid within 10 days of the furnishing to the non-prevailing party of written evidence, which may be in the form of a cancelled check or receipt, among other things, of any costs or expenses incurred by the prevailing party. Any such request for reimbursement shall be made no more frequently than at 60-day intervals.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of this 3rd day of October, 2014.

Attest:	BANNER CORPORATION

/s/Albert H. Marshall	/s/Mark J. Grescovich
Albert H. Marshall, Secretary	By: Mark J. Grescovich
Its: President and Chief Executive Officer

EMPLOYEE

/s/Johan Mehlum
Johan Mehlum